Exhibit 99.1

IF YOU ARE CONSIDERING SELLING YOUR SHARES IN CNL LIFESTYLE PROPERTIES TO CMG PARTNERS, LLC, PLEASE READ THIS FIRST!

April 4, 2014

Dear Shareholder:

On March 28, 2014, we learned of an offer by CMG Partners, LLC (CMG) to purchase a maximum of 1,000,000 shares of CNL Lifestyle Properties, Inc. (the company) at a price of $4.00 per share in cash. This offer, known as a “mini-tender,” is structured to avoid the SEC’s filing, disclosure and procedural requirements that are designed to protect investors. The SEC has cautioned investors about offers of this nature. For more information provided by the SEC, go to: http://www.sec.gov/investor/pubs/minitend.htm

Typically, a mini-tender offer is an attempt to purchase shares of a corporation at significantly discounted prices with the objective of making a significant profit. In this case, the discount is approximately 42 percent less than our estimated per share net asset value of $6.85 as determined by our board of directors on March 4, 2014.

WE RECOMMEND THAT YOU REJECT ANY SUCH OFFERS YOU MAY RECEIVE TO TENDER YOUR SHARES OF THE COMPANY. TO REJECT AN OFFER, SIMPLY DO NOT RESPOND TO ANY MATERIALS THAT MAY BE SENT TO YOU. Our recommendation to reject CMG’s tender offer was made after carefully considering several factors. Please read the attached Q&A for a comprehensive discussion of these factors.

PLEASE CONSULT WITH YOUR FINANCIAL AND TAX ADVISORS BEFORE MAKING ANY DECISIONS AFFECTING YOUR INVESTMENT. If you are interested in selling your shares, there may be other options available to you. However, because trading on the secondary market is limited, if you need immediate liquidity, accepting a tender offer may be your quickest way of achieving liquidity.

You should also know that, on March 6, 2014, the company formally engaged Jefferies LLC, a global investment banking and advisory firm, to formally undertake a process to evaluate strategic alternatives to provide liquidity to shareholders. Of course, there can be no assurances that this process will result in liquidity or, if it does, what the value per share might be.

We appreciate the opportunity to be the steward of your investment. If you have any questions regarding this mini-tender offer, we urge you to call CNL Client Services at 866-650-0650.

Sincerely,

James M. Seneff, Jr.	Stephen H. Mauldin
Chairman of the Board	President & Chief Executive Officer

BEFORE CONSIDERING A THIRD PARTY OFFER FOR YOUR SHARES PLEASE READ THE FOLLOWING

WE RECOMMEND THAT YOU REJECT ANY UNSOLICITED MINI-TENDER OFFERS TO SELL YOUR CNL LIFESTYLE PROPERTIES SHARES.

CNL Lifestyle Properties is not affiliated with any third-party offers to buy your shares.

TO REJECT AN OFFER, SIMPLY DO NOT RESPOND

TO ANY MATERIALS SENT TO YOU BY A THIRD PARTY.

THE SEC WARNS AGAINST MINI-TENDER OFFERS

•	Mini-tender offers can be a costly nuisance to public companies and often openly state in the fine print that they want to purchase shares at a discount to make a substantial profit.

•	Most offers are below market prices hoping to catch investors off guard.

•	Shareholders will no longer receive distributions. Most mini-tenders do not allow investors to change their mind after surrendering shares.

•	We urge you to visit the SEC’s website for more information on mini-tender offers:

http://www.sec.gov/investor/pubs/minitend.htm

Questions & Answers Regarding CMG Partners’ Mini-Tender Offer

Summary

CMG Partners (CMG) is offering to purchase up to 1,000,000, or 0.31%, of the outstanding common stock (Shares) in CNL Lifestyle Properties, Inc. (the company) at $4.00 per share (the Offer). Because CMG’s Offer is for less than 5% of the outstanding securities of the company (commonly referred to as a “mini-tender offer”), the Offer is NOT subject to all of the filing, disclosure and procedural requirements of the federal securities laws and regulations. The SEC has issued an investor alert concerning such offers, which can be accessed at the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm. We recommend that you review this alert before taking any action with respect to the Offer.

What does the company and its board of directors recommend?

WE RECOMMEND THAT YOU REJECT CMG’S OFFER. TO REJECT AN OFFER, SIMPLY DO NOT RESPOND to any materials that may be sent to you by CMG. We believe that CMG’s proposed purchase price of $4.00 per share is financially inadequate.

Why does the company and its board of directors consider the CMG offer financially inadequate?

The company just recently conducted a valuation of its portfolio and on March 6, 2014, announced its estimated NAV to be $6.85 per share as of the December 31, 2013 measurement date. This amount was determined by the board of directors based on extensive internal analysis and the assistance of an independent, third-party valuation consultant, CBRE Capital Advisors (CBRE Cap). CBRE Cap is an investment banking firm that specializes in providing real estate-related financial services and is a subsidiary of CBRE Group, Inc., a Fortune 500 and S&P 500 company. For a full description of the methodology considered by the board of directors and the Audit Committee, please refer to the company’s current report on Form 8-k filed March 6, 2014 with the U.S. Securities and Exchange Commission on their website at SEC.gov.

Why would CMG make a tender offer for my shares?

CMG is doing this with the intent of making a profit for itself and its investors. CMG routinely acquires company shares and resells them for a substantial profit within a short period of time. CMG stated in its Offer that it is “seeking to acquire Shares for investment purposes only,” and that “CMG may choose to resell some or all of the Shares it receives in this Offer to another party.”

What happens if I tender my shares?

Shareholders who sell their shares to CMG will forfeit control of their shares and will be treated as if they had sold their shares to CMG on March 14, 2014. This means CMG will receive the full value of any distributions declared by the company as of March 14, 2014. Furthermore, shareholders who sell their shares to CMG will be forgoing the opportunity of participating in any appreciation in the value of their shares that may occur from any liquidating events.

You are appointing CMG as your attorney-in-fact and proxy to receive all benefits and exercise all of the rights of ownership of your shares prior to receiving payment of the purchase price for your shares. CMG’s documents also state that by delivering the assignment documentation to them, you are authorizing CMG to immediately have your address changed on the company’s books so that CMG will receive your checks, your proxies and correspondence intended for you–even before CMG buys your shares.

Are there other options available to me if I need to sell my shares?

Yes. Other options may be available to you if you are interested in selling your shares. The company currently maintains a list of secondary markets in an effort to match shareholders who want to sell their shares with other investors. CMG acknowledges in its letter that Direct Investment Spectrum and the Stanger Report recently reported secondary market trades of our shares that exceed CMG’s offering price. However, there is limited trading on the secondary market so if you need immediate liquidity, accepting a tender offer may be your quickest way of achieving liquidity.

The company also announced on March 6, 2014 that the board of directors approved the engagement of Jefferies LLC, a global investment banking and advisory firm, to provide the company with financial advice and assistance in evaluating strategic alternatives to provide liquidity. Such strategies may include, but are not limited to, listing on a national securities exchange, merging with a publicly traded company, or selling the company or our assets.

You should be aware, however, that there are no guarantees as to whether, when or at what prices you will be able to sell your shares through one of these options. Please consult with your financial and tax advisors before making any decisions affecting your investment.

Who can I contact for more information about the CMG Offer?

Please call CNL Client Services at 866-650-0650, option 3.